Exhibit 10.1

SETTLEMENT AGREEMENT and other covenants

The Parties of this Settlement Agreement are:

ELDER MARCOS VIEIRA DA CONCEIÇÃO, brazilian, entrepreneur, enrolled under the taxpayer registry nº 793.295.605-63 (“CPF”), with place of business at Loteamento Varandas Tropicais, without number, Lotes 10 to 13, Dowtown, Lauro de Freitas, State of Bahia at Rua Passo da Pátria, 1407, tower A2, apartment 34, Alto da Lapa, São Paulo/SP, hereinafter simply referred to as “Marcos” or, jointly with Márcia Cristina Vieira da Conceição Antunes, “Creditors”;

MÁRCIA CRISTINA VIEIRA DA CONCEIÇÃO ANTUNES, brazilian, entrepreneur, enrolled under the taxpayer registry nº 507.932.685-91 (“CPF”), domiciled at Alameda Praia de Tramandaí, 412, Condomínio Villa Costeira, Casa 31, Stella Mares, Salvador/BA, hereinafter simply referred to as “Márcia” or, jointly with Elder Marcos Vieira da Conceição, “Creditors”;

LAKELAND INDUSTRIES, INC., a company duly organized under the laws of Delaware, United States of America, with principal place of business at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY 11779, hereinafter simply referred to as “Lakeland Industries” or, jointly with Lakeland Brasil S/A, “Debtors”;

LAKELAND BRASIL S/A, a corporation, enrolled in the National Registry of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under number 04.011.170/0001-22 (“CNPJ”), with its principal place of business at Rua Luxemburgo, 260, Lotes 82/83, Bloco O, ZIP Code 41230-130, Salvador/BA, herein represented by its attorneys, hereinafter simply referred to as “Lakeland Brasil” or, jointly with Lakeland Industries Inc., “Debtors”;

Collectively, hereinafter simply referred to as “Parties”.

WHEREAS:

(I) On July 13th, 2012 an arbitral award in the updated amount of R$ 25.148.252,47 (twenty five million, one hundred and forty-eight thousand, two hundred, fifty-two Brazilian Reais and forty-seven cents) was rendered for the benefit of the CREDITORS. This amount includes the costs, tax, interest and attorney’s fees;

(II) On August 17th, 2012 the Parties, represented by their respective attorneys, met with the intention to resolve the following issues:

a)	Amend the award rendered in the arbitral proceeding number 35/2010 filed before the Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada (“CCBC”), including the expenses and the attorney’s fees

b)	Resolve any and all relationships and claims between the parties, their affiliates, officers, directors, representatives and other related parties in connection with, and without limitations, to the May 2008 Share Purchase Agreement, Management Agreements and Escrow Agreements among the parties, with the resolution of any amount due or which may be due in the future, related to the activities of Lakeland Brasil S/A, including, but not limited to tax or labor losses/contingencies, which may arise from the contracts or relationships among the parties and a full settlement of the aforementioned arbitral award is contemplated herein.

(III)        On August 17th, 2012, the Parties entered into a Memorandum of Understandings, which is a legal, valid and binding agreement, with the intention to resolve all the issues above mentioned;

1

(IV) The signing of this Settlement Agreement among the Parties, according to the terms of the Memorandum of Understanding, is subject to approval by Lakeland Industries’ Board of Directors andits Senior Lender, on or before August 31, 2012;

(V) On August, 27, 2012 Lakeland Industries’ Board of Directors and its Senior Lender, approved the terms of the Memorandum of Understanding.

The parties mutually agree to enter into this Settlement Agreement with the intention to resolve all the issues related to the arbitral award rendered in the arbitral proceeding number 35/2010 filed before the Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada (“CCBC”) and also all relationships and claims among the parties that were or were not subject to the arbitral proceeding, their affiliates, officers, directors, representatives and other related parties specially in connection with, and without limitations, to the Share Purchase Agreement, Management Agreements and Escrow Agreements among the parties.This Settlement Agreement will be governed by the following clauses and conditions, which the Parties mutually agree to and accept:

I)	THE DEBT

Section 1 – The Parties and their respective attorneys agreed that, according to the aforementioned arbitral award rendered in the arbitral proceeding number 35/2010, the DEBTORS owed to both of the CREDITORS the total nominal and unadjusted amount of R$ 19.237.319,22 (nineteen million, two hundred and thirty seven thousand, three hundred and nineteen Brazilian Reais and twenty-two cents), which duly updated and inclusive of taxes, expenses, interest and all the applicable adjustments, updated to the present date amounts to the sum of R$ 25.148.252,47 (twenty five million, one hundred and forty-eight thousand, two hundred, fifty-two Brazilian Reais and forty-seven cents).

Section 2 – The CREDITORS agree to concede a discount of approximately R$ 8.200.000,00 (eight million, two hundred thousand Brazilian Reais) to the DEBTORS as to the amount mentioned in section 1 of this Settlement Agreement, if the following obligations set below are promptly observed:.

Section 2.1 – The DEBTORS will pay to the CREDITORS the amount of R$ 5,000,000.00 (five million Brazilian Reais) as a “down payment” and the remaining amount of US$ 6,000,000.00 (six million U.S. Dollars) as follows:

Paragraph 1 – The “down payment” will be paid in Brazilian Reais as follows:

a)	Release of the total amount currently deposited in the escrow accounts with BTG Pactual Bank in an approximate amount of R$ 2,294,000.00 (two million, two hundred and ninety-four thousand Brazilian Reais). For that purpose, the DEBTORS, jointly with the CREDITORS, hereby sign a letter to BTG Pactual Bank authorizing the release of said amounts;

b)	In this event, the DEBTORS hereby pay the first installment of the “down payment” in the amount of R$ 706,000.00 (seven hundred and six thousand Brazilian Reais) to the CREDITORS;

c)	The DEBTORS will pay the last installment of the “down payment” in the amount of R$ 2,000,000.00 (two million Brazilian Reais) on or before December 31, 2012.

Paragraph 2 – As for the remaining amount due under this Settlement Agreement, the DEBTORS will pay the following amounts in U.S. Dollars according to the dates and values identified in the payment table below:

2

3/31/2013	$250,000	In U.S. Dollars
6/30/2013	$250,000	In U.S. Dollars
9/30/2013	$250,000	In U.S. Dollars
12/31/2013	$250,000	In U.S. Dollars
3/31/2014	$250,000	In U.S. Dollars
6/30/2014	$250,000	In U.S. Dollars
9/30/2014	$250,000	In U.S. Dollars
12/31/2014	$250,000	In U.S. Dollars
3/31/2015	$250,000	In U.S. Dollars
6/30/2015	$250,000	In U.S. Dollars
9/30/2015	$250,000	In U.S. Dollars
12/31/2015	$250,000	In U.S. Dollars
3/31/2016	$250,000	In U.S. Dollars
6/30/2016	$250,000	In U.S. Dollars
9/30/2016	$250,000	In U.S. Dollars
12/31/2016	$250,000	In U.S. Dollars
3/31/2017	$250,000	In U.S. Dollars
6/30/2017	$250,000	In U.S. Dollars
9/30/2017	$250,000	In U.S. Dollars
12/31/2017	$250,000	In U.S. Dollars
3/31/2018	$250,000	In U.S. Dollars
6/30/2018	$250,000	In U.S. Dollars
9/30/2018	$250,000	In U.S. Dollars
12/31/2018	$250,000	In U.S. Dollars
Subtotal	$6,000,000

Section 2.2 – All payments must be made in the bank accounts identified below in the name of Marcos and Márcia, through transfers or bank deposits within the above table’s respective maturity terms. The term will be extended to next business day in case there is no business hours in Brazil’s Bank in the dates of maturity of the payment. Fifty percent (50%) of the amount due will be for the benefit of Marcos’ account and the other fifty percent (50%) will be for the benefit of Marcia´s account:

Marcos

Banco ItaúAgência n.º 6398

Conta-corrente n.º 01161-8

CPF n.º 793.295.605-63

Márcia

Banco Itaú

Agência n.º 6398

Conta-corrente n.º 000050-2

CPF/MF nº 507.932.685-91

Section 2.3 – To guarantee the payment of the 8 installments with maturity date on 31.03.2017, 30.06.2017, 30.09.2017, 31.12.2017, 31.03.2018, 30.06.2018, 30.09.2018 e 31.12.2018, and subject to paragraph 2 below, the DEBTORS agree to offer as security, a second mortgage interest in the real estate and lands where the head office of Lakeland Brasil is established, all of which have the following registrations of property: 76.982, 780, 75.667 e 781, due to an express request of the CREDITORS. All of the real states and lands are registered before the 2nd Real State Registry of the city of Salvador/BA and represent the total amount of R$ 4.000.000,00 (four million reais), The equipment, machinery and other properties located on this real estate are not being offered as collateral.

3

Paragraph 1 – The CREDITORS hereby declare that the offer of the second mortgage interest as security of the payments set above was a condition for them to enter into this Settlement Agreement.

Paragraph 2 – The CREDITORS hereby declare that they are completely aware of the fact that the real state and lands in which the mortgage interest was offered, is already securing the payment of tax debts related to the notices of tax assessment number 108880.0301/09-8, 207140.0010/10-0, 108595.0809/09-2 and 108595.0811/09-7.

Paragraph 3 – In the event that the property as to which the security interest set forth in section 2.3 of this Settlement Agreement is offered is foreclosed upon due to tax debts, the Parties hereby agree that no other guarantee or security shall be offered by the DEBTORS in respect of its obligations owing pursuant to this Settlement Agreement nor shall the payment of such obligations be accelerated.

Paragraph 4 – In this event, the Parties hereby sign the Public Deed for the Constitution of the Mortgage Interest in the real estate where the head office of Lakeland Brasil is established, as set forth in article 108 of the Brazilian Civil Code. This Public Deed is part of this Settlement Agreement.

Paragraph 5 – The DEBTORS will exclusively pay all expenses related to the drafting of the Public Deed for the Constitution of the Mortgage Interest.

Paragraph 6 – The DEBTORS will have the duty to register the Public Deed for the Constitution of the Mortgage Interest before the competent Real State Registry, according to article 167, I, “2” of Law Number 6.015/73.

Paragraph 7 – The DEBTORS will exclusively pay all expenses related to the register of the Public Deed for the Constitution of the Mortgage Interest before the competent Real State Registry, up to a maximum amount of R$ 50,000.00 (fifty thousand Brazilain reais).

Paragraph 8 – After the payment of all amounts mentioned in section 2.1 of this Settlement Agreement, the CREDITORS hereby agree to sign and return the letter giving forgiveness of all monies due to the CREDITORS within 30 (thirty) days from the deposit of the last amount due for the removal of the mortgage interest.. The letter shall be delivered at TozziniFreire Advogados head office in São Paulo, to Dr. Plinio Pistoresi or the attorney in charge of this matter. If the CREDITORS do not comply with this obligation, they shall incur in a fine of USD $20,000.00 (twenty thousand U. S. dollars)

Paragraph 9 – The DEBTORS will exclusively pay all expenses due to the removal of mortgage before the competent Real State Registry.

Section 2.4 – The Parties hereby agree that the DEBTORS will not incur any interest and/or inflation adjustment in relation to the payment of any amount described in this Settlement Agreement, subject to section 5 below.

II)	The FORBEARANCE and the early maturity of the amounts due

Section 3 - Any forbearance by either of the Parties of any inaccuracy or of the untimely compliance with the other Party’s obligations shall only apply to an isolated event, and shall not be construed as an indulgence and shall not constitute a waiver or novation of any kind.

Section 4 – Subject to section 7.1 below, the following causes may lead to the early maturity of the amounts due, which are set forth in chapter 1 of this Settlement Agreement:

4

a)	The breach of any obligation established in this Settlement Agreement, mainly the DEBTORS’ payment obligations, after the term of 30 days of the maturity date of the unpaid installment;

b)	The filing of judicial reorganization by any of the DEBTORS;

c)	The adjudication of bankruptcy by any of the DEBTORS;

Section 5 –If the early maturity of the debts occur, the DEBTORS will lose the right to the discount granted by the CREDITORS according to section 2 of this Settlement Agreement and will have to pay, in the first business day after the early maturity of the debt, the amount of R$ 25.148.252,47 (twenty five million, one hundred forty eight thousand, two hundred fifty two Brazilian reais and forty seven cents), adjusted according to the inflation since the present date. The index adopted as to the inflation adjustments is “Índice Nacional de Preços ao Consumidor Amplo – IPCA” or any other index that may replace it in the future. The DEBTORS will have to pay interest of 1% per month over the adjusted amount and also a fine of 10% of the total amount due from the present date until the effective payment by the DEBTORS. The amounts that have already been paid will be discounted from the total amount due.

III)	THE BREACH OF CONTRACT

Section 6 – If the DEBTORS fail to make the payment of any of the obligations in section 2.1, paragraph 2 herein, within 5 (five) days after the receipt of the written notice sent by the CREDITORS (according to section 14), the DEBTORS will incur in a penalty in the amount of 10% of the unpaid installment, provided that the payment is made within thirty (30) days after the expiration of the deadline of 5 (five) days above mentioned, in accordance to clause 7.1 below mentioned.

Paragraph 1 – The payments will only be considered, if the whole obligation indicated in this Settlement Agreement is accomplished

Section 7 - The Parties acknowledge that all transactions, statements, acknowledgments and disclaimers contained in this Settlement Agreement were made freely and without any coercion or any other defect of consent, and that the statements and disclaimers herein shall remain valid, effective and produce all the effects in or out of Courts

Section 7.1 – In the event that the DEBTORS do pay the amounts due within the maturity date mentioned in this Settlement Agreement, they will have 30 (thirty) days from the term of 5 (five) days mentioned in the section 6 above, to pay the installment due with the penalty described in section 6 above, otherwise the early maturity will occur, in accordance to section 4 above mentioned.

IV)	Termination

Section 8 – This Settlement Agreement constitutes a legal, valid and binding agreement among the Parties. This Settlement Agreement has been duly and validly executed by each party, and constitutes the valid and binding obligation of each party, enforceable pursuant to article 585, II e III, of the Brazilian Procedure Civil Code.

Section 9 – This Settlement Agreement shall only be terminated, at CREDITORS discretion, if the DEBTORS do not comply with their payment obligations within the period of time described in section 7 above, or if any of the reasons described in section 4 of this Settlement Agreement occur.

5

Paragraph 1 - In the event of termination of this Settlement Agreement, the DEBTORS recognize the immediate existence, validity and immediate effectiveness of the arbitral award rendered in the arbitration proceedings n. º 35/2010, before the Chamber of Commerce Brazil-Canada - CCBC, including costs and attorneys' fees, at the current value of R$ 25,148,252.47 (twenty five million, one hundred and forty-eight thousand, two hundred fifty-two Brazilian reais and forty-seven cents), which may be enforced in Brazil and / or the United States of America.

Paragraph 2 - Lakeland Industries states that in the event of termination of this Settlement Agreement, the CREDITORS may seek enforcement of the award in the United States of America against Lakeland Industries, renouncing Lakeland Industries, herein, to any kind of benefit of order in connection to the liability against Lakeland Brazil.

V)	Governing law

Section 10 - A Portuguese and an English version of this Settlement Agreement are being signed. In case of conflict between the Portuguese and English version of this Settlement Agreement, the Portuguese version shall prevail.

Section 11 - This Settlement Agreement shall be interpreted according to Brazilian law. The parties hereby recognize that the choice of the Brazilian law; willnot affect the enforceability of this Settlement Agreement in the United States.

VI)	ConfliCTS and disputes

Section 12 - Any omissions or conflicts arising from the execution of this Settlement Agreement will be resolved by the Parties. However, in the event that the Parties are unable to resolve any such dispute, an Arbitral Tribunal, constituted by 3 (three) Arbitrators nominated according to the Procedural Rules of the Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada (“CCBC”), shall definitely render a decision about the matter according to this procedural rules.. The language of the arbitration proceeding shall be Portuguese. The place where the arbitration proceeding shall occur and the award shall be rendered is São Paulo, Brazil. The conflict and claims shall be resolved through arbitration and according to Brazilian Law. Any dispute arising from the arbitration clause shall also be resolved according to Brazilian Law.

Paragraph 1 - In spite of this, the Parties have the right to file lawsuits in the city of São Paulo in order to: (i) apply for injunctions; and (ii) compel the other Party to take part in the arbitration proceeding.

Section 13 - At the CREDITORS’ discretion, the enforcement of this Settlement Agreement may be filed before the Courts of the domicile of Lakeland Brasil and / or before the Courts of the domicile of Lakeland Industries, without any kind of preference or distinction as to liability between the DEBTORS pursuant to Section 9, paragraph 2 above.

VII)	Miscellaneous

Section 14 - All notices, demands or any other communications related to this Settlement Agreement shall be given in Portuguese by first class mail preferably, through confirmation of delivery or shall be delivered by hand, by courier or by facsimile to each of of the following addresses:

6

CREDITORS:

Elder Marcos Vieira da Conceição

Loteamento Varandas Tropicais, S/N, Lotes 10 a 13,

Centro, Lauro de Freitas/BA, CEP 42700-000

Fax: (71) 3415-3702

E-mail: marcosqualytextil@hotmail.com

Márcia Cristina Viera da Conceição Antunes

Alameda Praia de Tramandaí, 412, Condomínio Villa Costeira, Casa 31

Stella Mares, Salvador/BA, CEP 41600-480

Fax: (71) 3415-3702

E-mail: marcia.cristina.antunes@hotmail.com

Advogado:

Guedes Nunes, Oliveira e Roquim Advogados

Rua Leopoldo Couto de Magalhães Júnior, 146, 11° andar

04542-000 - São Paulo - SP - Brasil

Fax: 55-11-2856-6222

Email:

raraujo@gnor.com.br (Dr. Rodrigo Souza Mendes de Araujo)

DEBTORS:

Lakeland Industries Inc.

701 Koehler Avenue, suite 7

Ronkonkoma, NY 117779-7410

Fax: 631-9819751

E-mail:

CJRyan@lakeland.com (Christopher J. Ryan)

GAPokrassa@lakeland.com (Gary Pokrassa)

Lakeland Brasil S/A

Rua Luxemburgo, n.º 260, Lotes 82/83 – Bloco O

Granjas Rurais Presidente Vargas, Salvador/BA CEP 41230-130

Fax: 55 71 3390-3013

E-mail:

mgbastos@lakeland.com (Miguel Antonio dos Guimarães Bastos)

rbsampaio@lakeland.com (Raimundo Sampaio)

Advogado:

TozziniFreire Advogados

Rua Borges Lagoa, 1328

São Paulo/SP – CEP 04038-904

Fax: 55 11 5086-5555

E-mail:

ppistoresi@tozzinifreire.com.br (Dr. Plínio Pistoresi)

Section 15 - The Parties expressly waive their right to file any lawsuits to challenge or otherwise enforce the terms of the Arbitral Award rendered in the arbitral proceeding number 35/2010 filed with the Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada, except as the CREDITOR’s rights to enforcement are amended pursuant to section 9.

7

Section 16 - Upon actual receipt of the payments mentioned in section 2.1 of this Settlement Agreement and related obligations, the Parties shall grant each other and the other Parties’ affiliates, officers, directors, representatives and other related parties, a complete, general, irreversible and irrevocable release, and may claim nothing more from each other, in any way, judicially or otherwise, based on any rights and claims, subject-matter or in any way related to this Settlement Agreement.

Section 17 - The Parties may agree to negotiate new payment conditions in case the DEBTORS propose an acceleration of the remaining installments due according to this Settlement Agreement.

Section 18 - This Settlement Agreement resolves any disputes that may exist between the Parties, and in no event shall be construed as an admission or confession by any Party of any liability or obligation, past, present or future, in relation to other party in any capacity.

Section 19 - Each party represents and warrants that they had the opportunity to read and review carefully this Settlement Agreement, and have been advised by their lawyers and understand its contents, its provisions, aims and purposes, and that each party is signing this Settlement Agreement freely and willingly.

Section 20 - This Settlement Agreement represents the sole, exclusive, full and complete agreement between the Parties with respect to its subject-matter. In case of omission articles 840 to 850 of the Brazilian Civil Code shall apply.

Section 21 - If any provision hereof is declared illegal, invalid or unenforceable, the other provisions shall remain fully enforceable.

Section 22 - No changes to this Settlement Agreement shall be effective unless made in writing and signed by a duly authorized representative of each Party and 2 (two) witnesses.

Section 23 - This Settlement Agreement shall constitute the entire commitment between the Parties and supersedes any previous agreement or arrangements in relation to its subject-matter. The Parties acknowledge and agree that they have not been induced by each other to enter into this Settlement Agreement in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as expressly set out in this Settlement Agreement.

Section 24 - The nullity or invalidity of any provision hereof shall not affect the other provisions, and the Parties hereby commit to bring such invalid provision to conformance with the terms and limitations set forth by the law, so that the Parties’ intent expressed herein may prevail to the furthest possible extent.

Section 25 – The parties have full power and authority or corporate authorization, as applicable, to enter into and enforce the acts described in this Settlement Agreement.

Section 26 - The implementation of the transactions provided in this Settlement Agreement will not constitute or result in the breach of any term, condition or provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance on contract, agreement, commitment or other instrument of the Parties.

8

In witness hereof, the Parties hereto execute this instrument in five (5) or more counterparts of equal content and form, in the presence of two (2) undersigned witnesses

São Paulo, September 11, 2012.

/s/ Elder Marcos Vieira da Conceição

Elder Marcos Vieira da Conceição

/s/ Márcia Cristina Vieira da Conceição Antunes

Márcia Cristina Vieira da Conceição Antunes

/s/ Elder Marcos Vieira da Conceição - advogado

Elder Marcos Vieira da Conceição - advogado

/s/ Márcia Cristina Vieira da Conceição Antunes - advogado

Márcia Cristina Vieira da Conceição Antunes - advogado

/s/ Plínio Pistoresi

Lakeland Industries Inc.

/s/ Plínio Pistoresi

Lakeland Industries Inc. – advogado

/s/ Plínio Pistoresi

Lakeland Brasil S/A

/s/ Plínio Pistoresi

Lakeland Brasil S/A – advogado

Witnesses:

Name:
ID:

Name:
ID:

9